Exhibit 99.2

Q408 and 2008 Earnings Call

Tuesday, March 10, 2009, 5:00 PM ET

SPEAKERS:

Keith Hagen

QuadraMed Corp. - CEO

David L. Piazza

QuadraMed Corp. - EVP and CFO

Operator

Good afternoon, ladies and gentlemen, and welcome to the QuadraMed investor conference call. Today’s call is being recorded, and the webcast and replays will be available on the QuadraMed website within 24 hours. All participants will be in a listen-only mode until the question-and-answer session. Instructions on how to participate in the session will be given at the conclusion of the presentation.

Let me take a moment to reference QuadraMed’s Safe Harbor statement. The presentations made during this conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words “believe,” “expect,” “target,” “goal,” “project,” “anticipate,” “predict,” “intend,” “plan,” “estimate,” “may,” “will,” “should” or “could” and similar expressions and their negatives are intended to identify such statements.

Forward-looking statements are not guarantees of future performance, anticipated trends and growth in businesses or other characterizations of future events or circumstances and are to be interpreted only as of the date which they are made. We undertake no obligation to update or revise any forward-looking statement. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the documents that we file with the SEC from time to time.

At this time I’d like to introduce Keith B. Hagen, QuadraMed’s President and Chief Executive Officer. Mr. Hagen, please go ahead.

Keith Hagen - QUADRAMED CORP - President, CEO

Thank you very much, Abigail. Good afternoon, ladies and gentlemen, and thank you for joining us. With me on the call is QuadraMed’s Chief Financial Officer, Dave Piazza.

2008 saw a 35% increase in income from operations and a 9.5% increase in revenue compared to 2007. Most of this revenue growth was attributable to the September 2007 acquisition of our new clinical product offering, QCPR. This was a key acquisition for the Company, as it drove significant sales bookings in 2008 and positioned us with a strong product going forward. The market success of this product offering can be seen in the $110 million of sales bookings we delivered in 2008 compared to $85 million in 2007.

Taking into account the full-year 2007 QuadraMed sales, combined with the pre-acquisition 2007 sales of QCPR, bookings grew from $93 million to $110 million or 18%. Over half of our total sales occurred in the fourth quarter, when we had a record $48 million of bookings.

During 2008, we signed the second and third largest contracts in the Company’s history, growing our relationship with two key clients, Saudi Arabian National Guard Health Affairs and Daughters of Charity Health Systems. In addition to sales successes within the QCPR base, we also signed five contracts to migrate clients from our Affinity Clinical System to QCPR, and also signed a net new name QCPR contract with a new client in Canada. In total, 15 hospitals contracted in 2008 to implement the full QCPR solution.

As many of you know, these large implementations take time to roll out. Revenue is recognized on a percentage of completion basis over an 18 to 36-month timeframe. As many of these contracts were signed in the fourth quarter and take a certain amount of time to ramp up, a majority of the revenue will flow through in 2010, 2011 and 2012.

Along with the strong sales that we accomplished at the end of 2008 comes a dip in our sales pipeline. The pipeline was $246 million at the end of Q3 and now stands at $227.5 million as of the end of February.

I believe there is no doubt that we had a strong 2008 and while I’m very proud of our results, my focus is on 2009. This year will be like no other than I can remember. The challenges and the opportunities have never been greater. On the one hand, the national, and indeed the worldwide, economy is in trouble. This is being reflected in capital expenditure freezes and general purchasing freezes across many US hospitals. On the other hand, the signing of the American Recovery and Reinvestment Act of 2009, known as ARRA, will likely have a big impact on hospital decision-making.

As a result of these unknowns within the economy in general and the health-care industry specifically, we will not be giving 2009 financial guidance on this call. We are being cautious in our statements related to 2009 as we continue to assess the dynamics of the market.

A major sales focus for us in 2009 will be to sell more migrations of our legacy Affinity Clinical Product to our new QCPR Electronic Healthcare Record. While the general economic environment makes the purchasing of a new EHR a challenge for hospitals, the additional ARRA Medicare and Medicaid reimbursements for hospitals will provide a strong incentive to do so. ARRA calls for additional reimbursements for hospitals running certified EHR’s by the government’s fiscal year 2011. Our older Affinity product will not be certified; however, we expect the QCPR will be.

It’s important to note that ARRA calls for the National Institute of Science and Technology, NIST, to define standards and a certification process by the end of 2009. We are tracking this carefully so that we can apply for certification as soon as possible.

The other incentive for migrating to QCPR is the fact that we have announced the end of generally available support for Affinity Clinical Product as of January 2012. This will move all clients into a sales process between now and then. While this will likely create competitive sales processes, we have been successful winning head-to-head competitions within our base. In fact, all of the migrations that we contracted for in 2008 were competitive deals in some way.

I want to be clear that I’m talking about our Affinity Clinical Product. The Affinity Revenue Cycle Management products are absolutely a key part of our go-forward strategy. While we do not see significant revenue cycle sales in the short-term, we believe that long-term opportunities exist for this product line, and we will invest in it accordingly.

Our largest medium term opportunity is with our Health Information Management, or HIM offering, that we sell under the Quantim name. The United States Department of Health and Human Services issued a final ruling in January, setting October 2013 as the adoption date for ICD-10. This means that every US hospital will need to convert from ICD-9 to ICD-10 sometime before that date.

ICD-10 is much more complex and descriptive, identifying twice as many diagnoses as compared to ICD-9. The increased complexity of ICD-10 and the very tight linkage of coding to hospital reimbursement, and maintaining regulatory and quality reporting compliance, will cause hospitals to begin preparing for the conversion significantly in advance of the 2013 mandate. Coders will need to be retrained, system evaluations will begin, and consulting opportunities will emerge, followed by implementation of new ICD-10 compliant software.

In an effort to take full advantage of this coming market opportunity, we will be investing, starting in 2009, in our ICD-10 product offering. Additionally, we will invest in the development of a Computer-Assisted Coding solution. CAC utilizes natural language processing to evaluate electronic documents and recommends coding based on the content and, more importantly, the context of keywords.

This, too, is an emerging market that we are working to be prepared for. I believe that our strong market position in HIM, our expertise in coding, and our product development capabilities, including our offshore resources, positions us to be successful in these areas.

In summary, while I recognize the challenges ahead, I believe that our large, non-maintenance backlog, our high recurring revenue, coupled with the QCPR and Quantim market opportunities, put QuadraMed in a strong position for 2009 and beyond.

I’m now going to turn the call over to Dave Piazza, after which we’ll take your questions. Dave?

David L. Piazza - QUADRAMED CORP - CFO

Thanks, Keith, and good afternoon, ladies and gentlemen. Today in our press release, we reported our 2008 year-end and fourth quarter operating results. But before I discuss the details of the revenues and expenses and other items, I would like to point out a couple of things that make comparability of 2008 and 2007 a little challenging.

The first is the fact that our 2008 results include a full year of operations related to our QCPR product line. As you recall, we purchased CPR assets from Misys in September of 2007, so in 2007, we only included three months of operating results for QCPR. This impacts both revenues and expenses recorded between years and for those of you that have been following our reports quarter to quarter, you know the trends I’m referring to.

So in today’s report, only stand-alone Q4 results are on the same basis, as both Q4 of 2008 and Q4 of 2007 include the full results for that product line. Secondly, in terms of looking at income taxes, net income and earnings per share, you should remember that in Q4 of 2007, we recorded a $63 million income tax benefit related to the release of our valuation allowance and our deferred tax assets. We have provided a reconciliation of Net Income to Non-GAAP adjusted net income on Exhibits 4 and 5 of our press release, to remove the impact of this Q4 item and to make the periods more comparable.

So, today we reported adjusted non-GAAP EBITDA of $19.5 million or 13% compared to $15.9 million or 11.5% in 2007, and our increase in adjusted non-GAAP EBITDA for 2008 as a result of a couple of factors. First, we had $150.4 million in revenues during 2008, which produced $7.5 million of additional gross margin dollars. And included in this was approximately $1.5 million related to the clean-up of old deferred revenue balances that we reported in Q3 and Q2 of this year.

And then offsetting this in part was an increase of only $4.3 million in G&A, Sales and Marketing, and Software Development expenses, which equate to about a 6% growth. So, while our revenues and gross margins both grew by almost 9%, our operating expenses experienced an overall lower growth rate.

Now, turning to revenues, as I just mentioned, we reported total revenue of $150.4 million in 2008 compared to $137.4 million in 2007; again, an increase of 9%. But for the quarter, we reported $38.6 million compared to $40.9 million in Q4 of 2007; higher levels of project hours for Affinity last year, as well as higher levels of government training in Q4 of 2007 account for most of this difference between quarters. It should also be noted that Q4 2007 was an unusually high quarter for us, and one of the highest that we’ve reported in recent history. For 2008, the $13 million increase in overall revenues was, again, due primarily to the acquisition of the CPR business in Q3 2007.

Our overall gross margins are unchanged at 58% across 2008 and 2007; the gross margin related to licenses, however, has increased to 64% in 2008 from 60% last year. And this is due primarily to a heavier component in the mix of higher-margin QCPR and EDM revenues. But offsetting this, however, is gross margin on services, installation and other revenues, which has declined from 60% last year to 56% this year. And this is due primarily to an increase in the amount of lower-margin QCPR service revenues in 2008 compared to 2007. This is primarily a function of the addition in late 2007 of 78 people to the fixed-cost customer service base, again, as a result of the CPR acquisition. So in summary, our margins at the 58% level are consistent year-over-year, and they are in line with what we expected.

Our operating expenses of $76.9 million increased only 6.5% over 2007 levels. Again, much of this increase can be attributed to the Q3 2007 acquisition of the CPR assets.

Our G&A saw the largest increase during the year, but still remained at 13% of total revenues. We increased personnel and overhead allocations in G&A, and we also increased our bad debt reserves slightly during the year. However, bad debt expense overall still remained at less than one-half of 1% of revenues for the year, which is in line with our goal. We felt that it was prudent to increase our bad debt reserves somewhat, in light of the current anticipated future economic conditions.

Overall, our Software Development costs were up 4% year-over-year to $33.7 million, which is 22% of revenue. This increase reflects activities related to the addition of the QCPR product line, as well as an increased focus on our other products, and the utilization of over 100 personnel through our relationship with Tata Consultancy Services.

Sales and Marketing increased $1 million, or 5%, to $19 million in 2008. Again, this increase is primarily a result of the increased sales efforts related to our QCPR product during 2008. We also had, in 2008, a loss on the disposal of our Australia-based lab and radiology assets of $800,000, and this was originally reported in our Q2 results.

Finally, during 2008, we had only $500,000 of other income and expense net. This was down significantly from the $2.7 million we had in 2007, and this decline was due to two factors. First, we had significantly higher amounts of excess cash in 2007 up to the end of the third quarter, when we used about $33 million to purchase our QCPR product. Second, as you are all well aware, the returns on investment are considerably lower in 2008 compared to 2007.

So now turning to cash, our cash flow continued to be strong in 2008. Our available cash and investments have increased by more than $10 million during the year to $27.9 million at year-end. This is due primarily to strong cash from operations of $25.7 million, which is offset in part by $12.4 million due to financing activities.

You may recall from last year’s discussion that I noted that we had not received any Q4 payments from the Veterans Health Administration license fees, which was due to the government’s budgetary cycle red tape at the time, and we did receive those payments in February of this year. So our $25.7 million of cash flow from operations in 2008 includes about $9.1 million related to revenues and expenses that we recognized in 2007, and revenues and expenses that we will recognize in 2009 related to these VA license fees.

On the financing uses of cash, we paid $5.5 million for dividends on our preferred stock, which is the same as last year. But this year, we also used $7.1 million to repurchase common stock. Almost $3.7 million of that was through a market repurchase program that the Company put in place in December of 2007, and another $3.4 million was used in October to purchase 621,000 shares in a renegotiated deal with a related group of holders.

So, in summary, the net cash flow for the year reflects a couple of unusual items and some timing differences. As far as our DSOs are concerned, we achieved 59 days as of year-end, compared to 69 last year. We continue to focus on our DSO improvement month after month, and we’ll put even more critical emphasis on collections and accounts receivable management during 2009.

Finally, I would like to conclude with the mention of our 2008 Sarbanes-Oxley work. This is our fourth year in a row where we are reporting no material weaknesses. And our auditors, BDO Seidman, have given us a clean opinion as well.

Now I would like to turn the call over to our operator, Abigail, for your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Our first call is from Torin Eastburn, CJS Securities.

Torin Eastburn – CJS Securities

I’m a little surprised you didn’t provide guidance, given that about two-thirds of your revenue is typically reoccurring. I was wondering if you could give a little more detail on what kinds of products or customers or contracts specifically you see as being at risk this year.

Keith B. Hagen - QuadraMed - CEO

Yes. So, as you mentioned, there’s about two-thirds of our revenue that are reoccurring. But there is still 15% to 20% of our revenues during the year that will come from sales during the year.

So that’s where our caution is, and that’s where we’re evaluating at, to make sure that we have a good picture of how the stimulus package will offset the greater economic issues. And it’s just — even though we’re a couple months into the year, the stimulus package is only weeks old, and we feel it’s prudent to see how some of those things play out in the market before we put a stake in the ground on that.

Torin Eastburn – CJS Securities

Okay. Have you seen any changes in the kinds of contracts or payment schedules your customers are looking for? I’ve heard about competitors moving towards kind of subscription-based models and things like that.

Keith B. Hagen - QuadraMed - CEO

We’ve always worked out within our standards for cash flow with our clients. So that’s a discussion that we’ve always had. I don’t know that it’s particularly different now than it has been. We typically have a certain percentage down on a contract signing, and then we have payments on certain milestones.

So I think that that’s pretty consistent, and that helps the client line up the cash with the value that they’re receiving as we go through. Again, that’s consistent with how we’ve done business over time.

David L. Piazza, QuadraMed - CFO

And we also, historically, have offered a type of subscription business with our HIM product, because we do offer them a term license. We’ve seen, probably over the last four years, that more customers have taken advantage of term licenses than they had a perpetual, where most of the payments would be due upfront.

Torin Eastburn – CJS Securities

Okay. And your cash balance continues to increase. I know you’re pretty conservative with it, but what are you thinking about now in terms of uses?

Keith Hagen - QuadraMed - President and CEO

Yes, the interesting thing on the cash flow is, of course, the large payment from the VA is important to us from a cash flow point of view. So, as Dave pointed out, we received basically two payments from them in 2008. That next payment wouldn’t be until we actually re-sign with them at the end of the year.

So we’ll probably see a decrease of cash during the year and then brought back up at the end of the year, assuming that we can re-sign that contract.

So we continue to watch cash and look for the best ways to utilize that cash to the benefit of the business’s long-term view. And that can take many forms, as you know, of investing additionally in the products that we have, to potentially doing acquisitions, although we don’t have any acquisitions actively under process right now.

So, it’s something that we continue to look at. We don’t have a defined plan at this point.

Torin Eastburn – CJS Securities

Do you have interest? Sorry, go ahead, Dave?

David L. Piazza - QuadraMed - CFO

Yes, I was just going to say, I think the operative word is just to be conservative with the cash balances today, particularly in light of the market conditions. You know, we’re earning less on our investments as well, as like everybody else is. And keeping a strong balance sheet in that regard is certainly operation one, I think.

Torin Eastburn – CJS Securities

Would you be open to repurchasing equity or common or preferred, if the opportunity arose?

Keith Hagen - QuadraMed - President and CEO

As we talked about, we did buy back over $7 million of common shares last year. Right now, there’s not any initiative underway by the Board to buy back any shares, and that’s something that we evaluate as time goes by. But right now, there are no plans to do a buyback.

Torin Eastburn – CJS Securities

Okay. And then just last one. In an industry with pretty high switching costs, the decision to kind of sunset Affinity seems like a big move. Can you just talk about the thinking behind that?

Keith Hagen - QuadraMed - President and CEO

Yes. It’s important for us to move as aggressively as we can to having one product and not having two overlapping products. Two different products require more operational expense to maintain and release and support, and so we need to move forward.

We need to be making sure that we put our investment dollars in the go-forward product. We think that’s in the best interest of our clients, because they get the most R&D possible on the go-forward product. It certainly benefits us to get to one product. It has been inevitable, since we did the acquisition, and it is a way for us to try to drive those migration sales as we go forward.

Torin Eastburn – CJS Securities

Okay, thank you, guys.

Operator

Your next question comes from John Rolfe with Argand Capital Advisors.

John Rolfe - Argand Capital - Analyst

Hey, guys, it’s John. Just a quick question for you. Given the sort of uncertainty in the environment, if things start tracking towards the more sort of pessimistic end of expectations, can you talk a little bit about what you guys are doing or what sort of contingency plans are in place to maybe sort of moderate the expense levels, depending on how deep it looks like the downturn might be?

Keith B. Hagen - QuadraMed - President and CEO

Yes. I think that we’ve got a good track record of managing our expenses. We are certainly looking at — per the question earlier — the best use of our cash and our resources. We think that there are market opportunities that we do need to be investing in, so we will be being very careful on not overreacting to the point where we are cutting investments that are going to drive revenue growth long-term, with making sure that we’re doing the right thing for the business short-term, managing that with long-term.

So that, I would say, is kind of standard operating procedure for us as a business. We have very good internal forecasting at this point. We have strong management of our pipeline and our sales forecast, as well as our revenue forecast. And we manage that on a weekly and monthly basis. So we’ll make those decisions as the year unfolds.

John Rolfe - Argand Capital - Analyst

Okay, great. Thanks very much.

Operator

(OPERATOR INSTRUCTIONS). This concludes the question-and-answer portion of today’s call. I will now turn the call back to Keith B. Hagen for any closing remarks.

Keith B. Hagen - QuadraMed - President and CEO

Thank you, Abigail. Thank you, everyone. We appreciate you taking the time to be on the call. We appreciate your interest in QuadraMed, as always. Have a great evening.

David L. Piazza - QuadraMed - CFO

Thank you.

Operator

Thank you for participating in today’s QuadraMed Q4 ‘08 and 2008 investor call. This call will be available for replay beginning at 7:00 PM Eastern standard time today through 11:59 PM Eastern standard time on Wednesday, the 18th of March, 2009. The conference I.D. number for the replay is 89280459. Again, the conference I.D. number for the replay is 89280459. The number to dial for the replay is 1-800-642-1687 or 1-706-645-9291.

This concludes your QuadraMed conference call for today. You may now disconnect.